EXHIBIT 4.15

October 4, 2002

U S Liquids Inc.
411 N. Sam Houston Pkwy. E.
Houston, TX 77060
Attention: Treasurer

     Re: Waiver and Consent

Ladies and Gentlemen:

     Please refer to the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as amended, the “Credit Agreement”) among U S Liquids Inc. (the “Company”), various financial institutions and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Agent. Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.

     1.     Introduction.

     (a)  The Company has advised the Agent and the Banks that (i) Unmatured Events of Default resulting from the resignation by Michael P. Lawlor from his position as the Chairman of the Board and Chief Executive Officer of the Company, which were previously waived by the Required Banks pursuant to a waiver letter dated September 12, 2002, continue to exist; and (ii) an Event of Default exists resulting from the failure of the Company to comply with Section 10.6.3 (Funded Debt to Adjusted EBITDA Ratio) of the Credit Agreement.

     (b)  The Company has advised the Agent and the Banks that (i) it plans to purchase assets (the “Trinity Acquisition”) pursuant to the Purchase and Sale of Assets Agreement dated as of [July 15, 2002] (the “Trinity Acquisition Agreement”) among U S Liquids of LA., L.P., the Company, Trinity Storage Services, L.P. (“Trinity”) and CCBS, INC. and (ii) US Liquids of Houston, LLC, US Liquids of Dallas, LLC, and US Liquids of Central Texas, LLC plan to sell various assets located in Houston, Dallas, and San Antonio, Texas (the “Texas Assets”).

     2.     Waiver and Consent.

     (a)  At the Company’s request, and subject to the agreements of the Company set forth herein, the Required Banks hereby waive through October 25, 2002 (i) each of the Unmatured Events of Default described in Section 1(a) and (ii) the Events of Default described in Section 1(a) so long as the Funded Debt to Adjusted EBITDA Ratio is not greater than 3.70 to 1 at any time from the date hereof through October 25, 2002 (collectively the “Waived Defaults”); provided that this waiver shall terminate immediately upon (x) a breach of any of the terms of this letter or (y) the occurrence of any other Event of Default or Unmatured Event of Default under the Credit Agreement. Upon the termination or expiration of this waiver, the Waived Defaults shall be deemed immediately reinstated, and the Agent and the Banks may thereafter exercise their rights and remedies under the Credit Agreement with respect thereto without further notice.

     (b)  Notwithstanding any provision of the Credit Agreement to the contrary but subject to the terms and conditions set forth in Section 3, the Required Banks consent to:

(i) the use by the Company of up to $965,000 of the $2,150,000 in proceeds received by the Company from the provider of the Company’s business interruption insurance to pay (x) advances to Trinity (the “Trinity Advances”) in an amount not exceeding $500,000 in a structure acceptable to the Agent, pending the consummation or termination of the Trinity Acquisition Agreement, and (y) not more than $465,000 for the purchase of the building with the common street address of 1620 Bernheim Lane, Louisville, Kentucky (the “Building”), in each case pursuant to documentation acceptable to the Required Banks;

(ii) the proposed sale of the Texas Assets, so long as (x) the documentation governing such sale is in form and substance acceptable to the Required Banks, (y) the gross consideration paid by the purchaser in connection with such sale is at least $15,000,000 and (z) the net proceeds received by the Company in connection with such sale (the “Net Texas Proceeds”) shall not be less than $11,500,000 (after deducting (1) transaction costs not exceeding $175,000 in the aggregate, (2) amounts paid in connection with non-assumed liabilities not exceeding $1,575,000 in the aggregate and (3) amounts reserved (the “Holdback Amounts”) pursuant to the terms of the applicable purchase agreement (including a working capital adjustment and various indemnity claims) not exceeding $1,750,000 in the aggregate); and

(iii) the use of up to $2,500,000 of the Net Texas Proceeds (the “Earmarked Amount”) to consummate the Trinity Acquisition.

     (c)  The property that was the subject matter of the Envirovac sale, which was approved by the Required Lenders in February, 2002, shall be treated as Specified Property for purposes of Section 10.11(c) of the Credit Agreement. The annual permitted $500,000 sale basket of Section 10.11 shall reduced to $200,000 for the 2002 calendar year.

     3.     Terms and Conditions of Waiver and Consent. In consideration of the foregoing waivers and consents, the Company agrees with the Agent and the Required Banks as follows:

     (a)  Limitation on Outstandings. During the period from the date hereof through October 25, 2002, the Company shall not request, and the Banks shall have no obligation to make (and the Issuing Bank shall have no obligation to issue), any Loan or Letter of Credit if the Total Outstandings would exceed (i) $93,047,000, if the weekly average of collections of accounts receivable by the Company and its Subsidiaries for the period from September 27, 2002 to the last Business Day of the week preceding any borrowing request is less than $2,900,000, or (ii) otherwise, $92,547,000 (which amount in either case shall exclude a Letter of Credit in the Stated Amount not exceeding $2,986,000, or an increase not exceeding $2,986,000 in the Stated Amount of the existing Letter of Credit, issued for the account of the Company for the benefit of Liberty Mutual as contemplated by the letter dated September 3, 2002 from Liberty Mutual to the Company), it being understood that under no circumstances shall the Company be entitled to have Total Outstandings in excess of the then Commitment Amount (including as it may have been reduced pursuant to the other provisions of this letter and the Credit Agreement).

     (b)  Continued Employment of Financial Advisor. The Company will continue to employ KPMG as its financial advisor.

     (c)  No Eurodollar Loans. Each outstanding Eurodollar Loan shall, on the last day of the current Interest Period for such Eurodollar Loan, automatically be converted to a Floating Rate Loan. From and after the date hereof, the Company shall not have the right to borrow or continue, or to convert Floating Rate Loans into, Eurodollar Loans. Notwithstanding any provision in the Credit Agreement (including the concept of the Pricing Change Date), all Floating Rate Loans shall bear interest from the date hereof at a per annum rate equal to the Base Rate from time to time in effect plus 4.0%.

     (d)  Reduction of the Commitment Amount.

(i) The amount of insurance proceeds referred to in Section 2(b)(i) in excess of $965,000 shall be applied, promptly upon the effectiveness of this waiver pursuant to paragraph 4 hereof by the Company or any Subsidiary, in compliance with the commitment reduction and prepayment provisions contained in Sections 6.1 and 6.2 of the Credit Agreement as if such proceeds were Net Cash Proceeds from an Asset Sale and, if received on or prior to December 31, 2002, shall reduce the amount of the reduction in the Commitment Amount required to be made on December 31, 2002 pursuant to Section 6.1(b)(i)(B) of the Credit Agreement on a dollar-for-dollar basis.

(ii) The amount of Net Texas Proceeds (other than the Earmarked Amount) in an amount not less than $9,000,000 shall be applied by the Company upon receipt in compliance with the commitment reduction and prepayment provisions contained in Sections 6.1 and 6.2 of the Credit Agreement. Consistent therewith, none of this amount shall be credited against the balance of the Commitment Amount reduction required pursuant to Section 6.1(b)(i) on or before December 31, 2002.

(iii) If the Trinity Acquisition is not consummated on or prior to October 31, 2002, the Earmarked Amount shall applied by the Company upon receipt in compliance with the commitment reduction and prepayment provisions contained in Section 6.2 of the Credit Agreement as if such proceeds were Net Cash Proceeds from an Asset Sale, with such amount not being applied against the balance of the $4,600,000 Commitment Amount reduction required pursuant to Section 6.1(b)(i) on or before December 31, 2002.

(iv) Any portion of the Trinity Advances repaid to the Company shall applied by the Company upon receipt in compliance with the commitment reduction and prepayment provisions contained in Sections 6.1 and 6.2 of the Credit Agreement as if such amounts were Net Cash Proceeds from an Asset Sale and, if such amounts are applied on or prior to December 31, 2002, shall reduce the amount of the reduction in the Commitment Amount required to be made on December 31, 2002 pursuant to Section 6.1(b)(i)(B) of the Credit Agreement on a dollar-for-dollar basis.

(v) Any return of the Holdback Amount (including any increase in such amount as a result of the actual application of a working capital adjustment) shall be applied upon receipt by the Company in compliance with the commitment reduction and prepayment provisions contained in Sections 6.1 and 6.2 of the Credit Agreement as if such amounts were Net Cash Proceeds from an Asset Sale.

     (e)  Collateral Matters. The Company shall take such actions as are necessary, or as the Agent or the Required Banks may request, to ensure that (i) the Agent has a perfected first-priority security interest or mortgage in (x) all rights of the Company to receive repayment of the Trinity Advances, (y) all assets (including real estate) purchased by the Company pursuant to the Trinity Acquisition contemporaneously with the consummation of the Trinity Acquisition and (z) the Building (and related real and personal property), contemporaneously with the consummation of the Company’s acquisition of the Building through the permitted use of $465,000 of the insurance proceeds, and (ii) the Agent has a perfected first-priority security interest in any security interest in Trinity’s assets granted to the Company in connection with the Trinity Advances.

     4.     Effectiveness. This letter shall become effective upon receipt by the Agent of (a) counterparts hereof (or facsimiles thereof) executed by the Company and the Required Banks, (b) a confirmation of the Guarantors substantially in the form of Exhibit A, (c) copies of insurance certificates for all insurance coverage maintained by the Company and its Subsidiaries in form and substance acceptable to the Agent, (d) copies of authorizing resolutions of the Board of Directors of the Company and (e) evidence that the Company has paid all fees and expenses of the Agent (including all attorneys’ fees and expenses) incurred on or prior to the date hereof.

     5.     Miscellaneous.

     (a)  This letter is limited to the matters specifically set forth herein and shall not be deemed to constitute a waiver or consent with respect to any other matter whatsoever. The Agent and the Banks hereby reserve all of their rights, powers and remedies under the Credit Agreement and applicable law.

     (b)  This letter may be executed in counterparts and by the parties hereto on separate counterparts.

     (c) This letter shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

     Please acknowledge the foregoing by signing a copy of this letter and returning it to the Agent.

Very truly yours,

BANK OF AMERICA, N.A., as Agent

By:

Title:

BANK OF AMERICA, N.A., as a Bank

By:

Title:

FLEET NATIONAL BANK

By:

Title:

BANK ONE, NA

By:

Title:

THE BANK OF NOVA SCOTIA

By:

Title:

UNION BANK OF CALIFORNIA

By:

Title:

COMERICA BANK

By:

Title:

WELLS FARGO BANK, N.A.
By:

Title:

BNP PARIBAS

By:

Title:

By:

Title:

ACKNOWLEDGED AND AGREED:

U S LIQUIDS INC.

By:

Title:

CONFIRMATION

Dated as of October 4, 2002

To:	Bank of America, N.A., individually and as Administrative Agent, and the other financial institutions party to the Credit Agreement referred to below

     Please refer to the waiver and consent letter dated as of October      , 2002 (the “Waiver and Consent”) with respect to the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as amended, the “Credit Agreement”) among U S Liquids Inc., various financial institutions (the “Banks”) and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as administrative agent (the “Administrative Agent”).

     Each of the undersigned hereby confirms to the Administrative Agent and the Banks that such undersigned has received a copy of the Waiver and Consent and that, after giving effect to the Waiver and the transactions contemplated thereby, each Loan Document to which such undersigned is a party continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

EARTH BLENDS, INC
MBO, INC
THE NATIONAL SOLVENT EXCHANGE CORP
NORTHERN A-1 SANITATION SERVICES, INC
PARALLEL PRODUCTS OF FLORIDA, INC
PARALLEL PRODUCTS OF KENTUCKY, INC
RE-CLAIM ENVIRONMENTAL LOUISIANA, L.L.C
ROMIC ENVIRONMENTAL TECHNOLOGIES CORPORATION
USL FIRST SOURCE, INC
U S LIQUIDS OF HOUSTON, L.L.C
U S LIQUIDS OF DALLAS, L.L.C
U S LIQUIDS OF CENTRAL TEXAS, L.L.C
U S LIQUIDS OF CONNECTICUT, INC
U S LIQUIDS OF GREATER CHICAGO, INC
U S LIQUIDS OF PENNSYLVANIA, INC
U S LIQUIDS OF TEXAS, INC
U S LIQUIDS LP HOLDING CO
U S LIQUIDS NORTHEAST, INC
U S LIQUIDS TERMINAL SERVICES, INC
U S LIQUIDS OF DETROIT, INC
U S LIQUIDS OF FLORIDA, INC

USL ENVIRONMENTAL SERVICES, INC.
USL GENERAL MANAGEMENT, INC.
USL PARALLEL PRODUCTS OF CALIFORNIA
WASTE RESEARCH AND RECOVERY, INC.
WASTE STREAM ENVIRONMENTAL, INC.

By:

Name:

Title:

U S LIQUIDS OF LA., L.P.

By:	MBO, Inc., its General Partner

By:

Name:

Title:

USL MANAGEMENT LIMITED PARTNERSHIP

By:	USL General Management, Inc., its General Partner

By:

Name:

Title:

GEM MANAGEMENT, INC.

By:

Name:

Title: